CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 21 to Registration Statement No. 33-84842 of The Bear Stearns Funds of our report dated May 8, 1998, appearing in the Annual Report for the year ended March 31, 1998, of the Income Portfolio (formerly the Total Return Bond Portfolio). We also consent to the references to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
August 17, 1998